EXHIBIT 8.2

[LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP]

SpectraSite Communications Inc.

100 Regency Forest Drive, Suite 160

Cary, NC 27511

June 14, 2005

Ladies and Gentlemen:

We have acted as tax counsel to Spectrasite, Inc. (“SpectraSite”) in connection with the proposed merger (“Merger”) of SpectraSite with and into Asteroid Merger Sub, LLC, a wholly owned subsidiary of American Tower Corporation (“ATC”), pursuant to the Agreement and Plan of Merger dated as of May 3, 2005 (“Merger Agreement”) by and among ATC, SpectraSite, and Asteroid Merger Sub, LLC. This opinion is being furnished to you pursuant to Section 6.3(d) of the Merger Agreement. All capitalized terms used herein have their respective meanings set forth in the Merger Agreement unless otherwise stated.

In rendering the opinion expressed herein, we have reviewed copies of the Merger Agreement and the Registration Statement on Form S-4 (the “Registration Statement”), as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). We also have made such other investigations of fact and law and have examined such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion expressed herein.

In our examination of documents, we have assumed, with your consent, that: (i) all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) all such documents have been or will be duly executed to the extent required; (iii) all representations and statements set forth in such documents are true and correct; (iv) any representation or statement made as a belief or made “to the knowledge of,” or similarly qualified is correct and accurate without such qualification; and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.

Furthermore, we have assumed, with your consent, the accuracy of the representations contained in the Tax Certificates from ATC and SpectraSite dated as of the date hereof. These representations relate to the Merger and its qualification as a reorganization under the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon and subject to the foregoing, we are of the opinion that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and that SpectraSite and ATC will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

This opinion is given as of the date hereof and is based on various Code provisions, Treasury Regulations promulgated under the Code and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Merger Agreement and the Registration Statement may affect the conclusions stated herein.

We express no opinion as to any federal income tax issue or other matter except that set forth above.

This opinion letter is being delivered solely for your benefit and for the benefit of the stockholders of SpectraSite and ATC in connection with the filing of the Registration Statement and to satisfy the condition under Section 6.3(d) of the Merger Agreement. Except as explicitly provided herein, this opinion may not be relied upon for any other purpose or by any other person without our prior written consent.

We hereby consent to the filing of a copy of this opinion with the Registration Statement and to the reference to our firm contained in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP